Exhibit 16

[WEINSTEIN SPIRA & COMPANY LETTERHEAD]

May 10, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Texland Drilling Program – 1981, Ltd.

We have read the statements that we understand Texland Drilling Program – 1981, Ltd. will include under item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under item 4.

Very truly yours,

/s/ Weinstein Spira & Company, P.C.

WEINSTEIN SPIRA & COMPANY, P.C.